UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2019

WESTWATER RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0516

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01  Entry into a Material Definitive Agreement.

On March 5, 2019, Westwater Resources, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Uranium Resources (USA) Corp., a Delaware corporation (“URC”), and Uranium Royalty Corp (“URC Parent”), a Canadian corporation and the sole owner of URC, pursuant to which, upon the terms and subject to the conditions thereto, the Company will sell to URC, for a cash consideration of $2.75 million, its rights, title and interest (i) in royalties related to the Church Rock Property, Dewey-Burdock Property, Lance Property and Roca Honda Property and (ii) in the promissory note dated January 5, 2017, issued by Laramide Resources Ltd. in favor of the Company, in the remaining outstanding principal amount of $2 million.

Pursuant to the Agreement, URC delivered $500,000 as deposit to the Company upon signing, which will be credited against the purchase price at the closing of the transaction. The transaction will close following satisfaction or waiver of the closing conditions, which conditions include, among other things, the execution of various assignment agreements.

The Agreement contains customary representations, warranties and agreements. URC and URC Parent on the one hand, and the Company on the other, have generally agreed to indemnify each other for breach of the representations and warranties contained in the Agreement, subject to certain survival period limitations and caps. In addition, subject to certain survival period limitations, the Company has agreed to indemnify URC and URC Parent for liabilities related to or arising out of events or periods prior to the date of closing.

The Agreement contains certain termination rights and remedies for URC, URC Parent and the Company.  Subject to certain limitations, in the event that the transaction does not close by June 30, 2019, the Company may terminate the Agreement and retain the $500,000 deposit. In the event that there is a material uncured inaccuracy in any representation or warranty of the Company or a material breach of any covenant of the Company, URC has the right to terminate the Agreement and seek a return of the deposit or to seek specific performance of the Agreement. In the event that there is a material uncured inaccuracy in any representation or warranty of URC or URC Parent or a material breach of any covenant of URC or URC Parent, the Company has the right to terminate the Agreement or to seek specific performance of the Agreement.  The Agreement will terminate automatically on July 31, 2019 if the closing thereunder has not occurred by July 31, 2019, unless otherwise agreed by the parties.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. In particular, the assertions embodied in the representations and warranties contained in the Agreement are qualified by information in a disclosure schedule provided by the Company to URC and URC Parent in connection with the signing of the Agreement. This disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Moreover, certain representations and warranties in the Agreement were used for the purpose of allocating risk between the parties to the Agreement rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Agreement as characterizations of the actual state of facts about the Company, URC or URC Parent.

Item 7.01  Regulation FD Disclosure.

On March 7, 2019, the Company issued a press release announcing the entry into the Agreement. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1.

The information in this Item 7.01, including the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by reference to such filing.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 7, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2019

WESTWATER RESOURCES, INC.

By:        /s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President–Finance and Chief Financial Officer